Exhibit 99.1

EverQuote Announces First Quarter 2020 Financial Results

•	Revenue Increased 56% Year-Over-Year to $81.4 Million

•	Variable Marketing Margin Increased 72% Year-Over-Year to $23.8 Million

•	Company Raises Full Year 2020 Guidance

CAMBRIDGE, Mass., May 4, 2020 — EverQuote, Inc. (Nasdaq: EVER), a leading online marketplace for insurance shopping, today announced financial results for the first quarter ended March 31, 2020.

“The COVID-19 pandemic is an unprecedented global challenge and our thoughts are with everyone impacted around the world,” said Seth Birnbaum, CEO and Co-Founder of EverQuote. “We express our sincere gratitude to everyone helping those in need, workers keeping essential services running and to our strong and dedicated team working tirelessly to support our business, customers and partners. We remain fully committed to the health and safety of our families, our team and partners as well as the broader community.”

“We reported strong first quarter results across all of our key financial metrics – delivering revenue growth of 56%, variable marketing margin growth of 72% and positive Adjusted EBITDA. During the quarter, we attracted more high-intent consumers with an 80% increase in quote request volume. We remain committed to our mission to be the largest source of online insurance policies, believe the dominant dynamic for our growth is the shift of insurance online and are focused on capitalizing on our significant, expanding market opportunity.

“Strengths inherent in our business model, combined with our experienced leadership and growing, talented team, enable us to navigate these uncertain times. We are fortunate and grateful that the insurance industry remains healthy while consumer and provider demand online remain strong. Looking ahead, we believe COVID-19 will help accelerate digital transformation in the insurance industry, remain confident in our long-term prospects and are raising our full year 2020 guidance,” concluded Mr. Birnbaum.

First Quarter 2020 Financial Highlights:

(All comparisons are relative to the first quarter of 2019 unless otherwise stated):

•	Total revenue of $81.4 million, an increase of 56% driven by strength in consumer quote request volume.

•	Automotive insurance vertical revenue of $67.6 million, an increase of 50%.

•	Revenue from our other insurance verticals, which includes home and renters, life, health and commercial insurance, increased 90% to $13.7 million.

•	Variable Marketing Margin of $23.8 million, an increase of 72%.

•	GAAP net loss of $1.4 million, compared to a GAAP net loss of $4.4 million.

•	Adjusted EBITDA of $3.8 million, compared to adjusted EBITDA of $(1.3) million.

First Quarter 2020 Business Highlights:

•	The Company’s consumer traffic initiatives led to an 80% year-over-year increase in quote requests.

•	More than 95% of revenue from carriers came from those who have been on our platform for more than a year.

•	The Company obtained a deep level of integration with 56% of its carrier partners, improving the customer experience.

•	EverQuote continues adding to its leadership team, with David Brainard joining as Executive Vice President of Engineering.

Second Quarter and Full-Year 2020 Guidance:

EverQuote anticipates Revenue, Variable Marketing Margin and Adjusted EBITDA to be in the following ranges:

Second quarter 2020:

•	Revenue of $77.0 - $80.0 million.

•	Variable Marketing Margin of $23.5 - $25.0 million.

•	Adjusted EBITDA in the range of $3.0 - $4.3 million.

Full year 2020

•	Revenue of $318.0 - $327.0 million, an increase from our previous range of $315.0 - $325.0 million.

•	Variable Marketing Margin of $96.0 - $102.0 million, an increase from our previous range of $92.0 - $98.0 million.

•	Adjusted EBITDA in the range of $12.5 - $17.5 million, an improvement from our previous range of $10.0 - $15.0 million.

With respect to the Company’s expectations under “Second Quarter and Full Year 2020 Guidance” above, the Company has not reconciled the non-GAAP measure adjusted EBITDA to the GAAP measure net loss in this press release because the Company does not provide guidance for stock-based compensation expense, depreciation and amortization expense, interest income and expense, and the provision for (benefit from) income taxes on a consistent basis as the Company is unable to quantify these amounts without unreasonable efforts, which would be required to include a reconciliation of adjusted EBITDA to GAAP net loss. In addition, the Company believes such a reconciliation would imply a degree of precision that could be confusing or misleading to investors.

Conference Call and Webcast Information

EverQuote will host a conference call and live webcast to discuss its first quarter 2020 financial results at 4:30 p.m. Eastern Time today, May 4, 2020. To access the conference call, dial (877) 273-5005 for the U.S. or Canada, or (647) 689-5410 for international callers and provide conference ID 6117009. The webcast will be available live on the Investors section of the Company’s website at https://investors.everquote.com.

An audio replay of the call will also be available to investors beginning at approximately 6:30 p.m. Eastern Time on May 4, 2020, until 11:59 p.m. Eastern Time on May 11, 2020, by dialing (800) 585-8367 for the U.S. or Canada, or (416) 621-4642 for international callers, and entering passcode 6117009. In addition, an archived webcast will be available on the Investors section of the Company’s website at: https://investors.everquote.com.

Safe Harbor Statement

Any statements in this press release about future expectations, plans and prospects for EverQuote, Inc. (“EverQuote” or the “Company”), including statements about future results of operations or the future financial position of the Company, including financial targets, business strategy, plans and objectives for future operations and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” “view”, “remain” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: (1) the Company’s ability to attract and retain consumers and insurance providers using the Company’s marketplace; (2) the Company’s ability to maintain or increase the amount providers spend per quote request; (3) the impact on the Company and the insurance industry due to COVID-19 and the global pandemic; (4) the effectiveness of the Company’s growth strategies and its ability to effectively manage growth; (5) the Company’s ability to maintain and build its brand; (6) the Company’s reliance on its third-party service providers; (7) the Company’s ability to develop new and enhanced products and services to attract and retain consumers and insurance providers, and the Company’s ability to successfully monetize them; (8) the impact of competition in the Company’s industry and innovation by the Company’s competitors; (9) the Company’s expected use of proceeds from its initial public offering; (10) developments regarding the insurance industry and the transition to online marketing; and (11) other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

About EverQuote

EverQuote operates a leading online insurance marketplace, connecting consumers with insurance providers. The company’s data & technology platform matches and connects consumers seeking to purchase insurance with relevant options from the company’s broad direct network of insurance providers, saving consumers and providers time and money. EverQuote was founded with the vision to empower customers to better protect life’s most important assets – their family, property, and future.

For more information, visit EverQuote.com and follow on Twitter @EverQuoteInsure.

EVERQUOTE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2020	2019
	(in thousands except per share)
Revenue	$81,364	$52,233

Cost and operating expenses(1):
Cost of revenue	5,335	3,666
Sales and marketing	66,504	44,622
Research and development	6,459	4,685
General and administrative	4,719	3,826

Total cost and operating expenses	83,017	56,799

Loss from operations	(1,653)	(4,566)
Other income:
Interest income	111	184
Other income	100	—

Total other income	211	184

Net loss	$(1,442)	$(4,382)

Net loss per share, basic and diluted	$(0.05)	$(0.17)

Weighted average common shares outstanding, basic and diluted	26,640	25,294

(1) Amounts include stock-based compensation expense, as follows:
	Three Months Ended March 31,
	2020	2019
	(in thousands)
Cost of revenue	$54	$—
Sales and marketing	1,695	794
Research and development	1,276	874
General and administrative	1,515	1,082

	$4,540	$2,750

EVERQUOTE, INC.

CONSOLIDATED BALANCE SHEET DATA

	March 31, 2020	December 31, 2019
	(in thousands)
Cash and cash equivalents	$50,460	$46,054
Working capital	51,315	46,944
Total assets	99,202	91,221
Total liabilities	42,970	39,451
Total stockholders’ equity	56,232	51,770

EVERQUOTE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Cash flows from operating activities:
Net loss	$(1,442)	$(4,382)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	849	481
Stock-based compensation expense	4,540	2,750
Provision for bad debt	21	—
Deferred rent	(51)	6
Changes in operating assets and liabilities:
Accounts receivable	(3,462)	(8,396)
Prepaid expenses and other current assets	(94)	158
Other assets	(4)	—
Accounts payable	3,983	4,631
Accrued expenses and other current liabilities	(489)	1,040
Deferred revenue	76	230

Net cash provided by (used in) operating activities	3,927	(3,482)

Cash flows from investing activities:
Acquisition of property and equipment, including costs capitalized for development of internal-use software	(885)	(667)

Net cash used in investing activities	(885)	(667)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,364	234

Net cash provided by financing activities	1,364	234

Net increase (decrease) in cash, cash equivalents and restricted cash	4,406	(3,915)
Cash, cash equivalents and restricted cash at beginning of period	46,304	41,884

Cash, cash equivalents and restricted cash at end of period	$50,710	$37,969

EVERQUOTE, INC.

FINANCIAL AND OPERATING METRICS

Revenue by vertical:

	Three Months Ended March 31,		Change %
	2020	2019
	(in thousands)
Automotive	$67,641	$45,014	50.3%
Other	13,723	7,219	90.1%

Total Revenue	$81,364	$52,233	55.8%

Other financial and non-financial metrics:

	Three Months Ended March 31,		Change %
	2020	2019
	(in thousands)
Loss from operations	$(1,653)	$(4,566)	-63.8%
Net loss	$(1,442)	$(4,382)	-67.1%
Quote requests	7,392	4,113	79.7%
Variable Marketing Margin	$23,815	$13,866	71.8%
Adjusted EBITDA(1)	$3,836	$(1,335)	NM

(1)	Adjusted EBITDA is a non-GAAP measure. Please see “EverQuote, Inc. Reconciliation of Non-GAAP Measures to GAAP” below for more information.

NM—Percentage is not meaningful.

EVERQUOTE, INC.

NON-GAAP FINANCIAL MEASURES

To supplement the Company’s financial statements presented in accordance with GAAP and to provide investors with additional information regarding EverQuote’s financial results, the Company has presented adjusted EBITDA as a non-GAAP financial measure. This non-GAAP financial measure is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly titled measures presented by other companies.

The Company defines adjusted EBITDA as net income (loss), excluding the impact of stock-based compensation expense; depreciation and amortization expense; interest income; and income taxes. The most directly comparable GAAP measure is net income (loss). The Company monitors and presents adjusted EBITDA because it is a key measure used by management and the board of directors to understand and evaluate operating performance, to establish budgets and to develop operational goals for managing EverQuote’s business. In particular, the Company believes that excluding the impact of these items in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of EverQuote’s core operating performance.

The Company uses adjusted EBITDA to evaluate EverQuote’s operating performance and trends and make planning decisions. The Company believes that this non-GAAP financial measure helps identify underlying trends in EverQuote’s business that could otherwise be masked by the effect of the items that the Company excludes in the calculations of adjusted EBITDA. Accordingly, the Company believes that this financial measure provides useful information to investors and others in understanding and evaluating EverQuote’s operating results, enhancing the overall understanding of the Company’s past performance and future prospects.

The Company’s non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the most directly comparable financial measure calculated and presented in accordance with GAAP. In addition, other companies may use other measures to evaluate their performance, which could reduce the usefulness of the Company’s non-GAAP financial measures as tools for comparison.

The following table reconciles adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP.

EVERQUOTE, INC.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Net loss	$(1,442)	$(4,382)
Stock-based compensation	4,540	2,750
Depreciation and amortization	849	481
Interest income	(111)	(184)

Adjusted EBITDA	$3,836	$(1,335)

Investor Relations Contact:

Brinlea Johnson

The Blueshirt Group

212-331-8424

brinlea@blueshirtgroup.com

SOURCE: EverQuote, Inc.